Exhibit (a)(5)(A)

Corning Incorporated Optical Communications

Alliance Fiber Optic Products, Inc.
Acquisition Announcement
General - Questions and Answers

The following information pertains to the joint announcement made by Corning and Alliance Fiber Optic Products, Inc. relating to the proposed acquisition of Alliance Fiber Optic Products Inc. by Corning.

For details not covered by this document, please contact the following people:

Communications contact:
Daniel F. Collins: 607-974-4197; collinsdf@corning.com
Isolde Karro:  828-305-5416; KarroI@corning.com

Investor, analyst inquiries:
Ann Nicholson: (607) 974-6716; nicholsoas@corning.com

Key Messages

•	Corning announced on April 7, 2016 that it signed a definitive agreement to acquire Alliance Fiber Optic Products, Inc. (AFOP) at a purchase price of $18.50 per share payable in cash.

•	The acquisition is expected to be completed by June 3, 2016, although the closing is subject to customary closing conditions, including receipt of regulatory approvals.

•
AFOP was founded in 1995 and is headquartered in Sunnyvale, California with manufacturing and product development capabilities in the U.S., Taiwan and China.  The company designs and manufactures high-performance passive optical components.  These products are used by cloud data center operators and leading datacom and telecom OEMs (original equipment manufacturers).

•	Corning expects the acquisition to expand its market access to cloud data center operators and OEMs, broaden its presence in Asia, and provide product and cost synergies.

•
The combination of AFOP’s capabilities with Corning Optical Communications’ portfolio of connectivity and global manufacturing reach will enable Corning to extend its position as a leading provider of optical solutions.

•	After closing, AFOP will be fully integrated into Corning’s Optical Communications business segment.

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AFOP is expected to be an immediate contributor to Corning’s Optical Communications sales and profit in 2016 and is expected to help enable increased enterprise market segment access and business development for Corning over time.

•	The acquisition will include all of the offices and operations of AFOP including its headquarters in California, and manufacturing and R&D in China and Taiwan, respectively.

Corning Incorporated Optical Communications

•	Until closing, AFOP and Corning remain separate entities and there will be no change in how AFOP runs its business. After closing, the joint integration team will communicate any changes as needed.

General Questions

What did Corning announce today?
Corning announced today that it has reached a definitive agreement to acquire Alliance Fiber Optic Products Inc. by means of a tender offer followed by a back-end merger.

When did this happen?
The agreement was signed on April 7, 2016.

What are the terms of the deal?
The agreed acquisition price is $18.50 per share representing a transaction value of approximately $305 million.  Net of anticipated cash on hand at AFOP after the closing, the purchase price is approximately $270 million.

The transaction will be consummated by a public tender offer to commence within ten business days followed by a back-end merger assuming more than 50% of the issued and outstanding shares are taken up in the tender offer process.

How is Corning funding this transaction?
This is a cash transaction.

How soon is the deal expected to close?
The acquisition is expected to be completed by June 3, 2016, although the closing is subject to customary closing conditions, including receipt of regulatory approvals.

Who is Alliance Fiber Optic Products Inc.?
Alliance Fiber Optic Products Inc. was founded in 1995 and is headquartered in Sunnyvale, California with manufacturing and product development capabilities in the U.S., Taiwan and China.  The company designs and manufactures high-performance passive optical components.  These products are used by cloud data center operators and leading datacom and telecom OEMs (original equipment manufacturers).

Why is this acquisition taking place?
Corning expects the acquisition to expand its market access to cloud data center operators and OEMs, broaden its presence in Asia, and provide product and cost synergies.

Why did management and the Board of Alliance Fiber Optic Products Inc. vote to approve the sale of the company to Corning?
Please review Alliance Fiber Optic Products Inc.’s securities filings, in particular its Tender Offer Solicitation / Recommendation Statement to be filed on Schedule 14D-9.  This document will describe the reasons for Alliance Fiber Optic Products Inc.’s recommendation.

Corning Incorporated Optical Communications

Is Corning acquiring significant intellectual property assets as part of this acquisition?
Through this acquisition, Corning will be acquiring all of AFOP’s current and future intellectual property and any rights it has to that intellectual property.  The creation, improvement, and protection of intellectual property are a high priority for Corning, including in our evaluation of potential acquisition opportunities.

What locations are included in this acquisition?
The acquisition will include all of AFOP’s offices and operations, including its headquarters in Sunnyvale, Calif., which houses the company’s corporate and product development functions; an RD&E (research, development and engineering) and manufacturing facility in Taiwan; and a manufacturing facility in in China.

What will you call the new company?
Plans are still being developed, but following completion of the acquisition the re-branded company will be representative of Corning’s Optical Communications business.

How many employees does AFOP have? When did you inform employees? What are Corning’s plans for future integration activities?
Please refer to AFOP’s SEC filings for company specific information such as employment levels.  Because the transaction involves a public company, AFOP’s employees were informed of the transaction only after it was publicly announced.  Integration planning will commence shortly.  We will communicate the specifics about our integration activities to employees as the details are finalized.

Will there be workforce reductions in connection with this acquisition?
A joint Corning/AFOP integration team will evaluate all aspects of our operations and determine the appropriate steps after closing.  We will stay in frequent contact to communicate any planned changes.

How does this acquisition support Corning’s new Strategic and Capital Allocation Framework?
Corning’s “3-4-5” acquisition strategy drives us to focus acquisition opportunities on areas where we have technological expertise, manufacturing & engineering platforms, and market access.  This transaction fits each of those three areas.  Specifically, the transaction will enable us to take advantage of our technical expertise in optical physics, our sophisticated precision forming capabilities and processes, and our preferred access to optical communications customers.

Who is Corning Optical Communications?
Spanning a broad range of end-to-end fiber solutions for communications networks, Corning Optical Communications’ products form the backbone that connects businesses, homes, and people around the globe.  Our fiber-to-the-everywhere technologies support virtually unlimited bandwidth through high-capacity optical and wireless connections, lowering our customers’ total cost of ownership and improving network performance.

Are there any other optical communications companies you are considering for purchase?
We continue to look for potential M&A activity for Optical Communications.

Corning Incorporated Optical Communications

Forward-Looking and Cautionary Statements
This question and answer document contains certain “forward-looking statements” within the meaning of U.S. federal securities laws, including with respect to: the parties’ plans for closing the transaction; the commencement and completion of Corning’s proposed tender offer for Alliance Fiber Optic Products Inc. common shares; Corning’s plans with respect to integration of Alliance Fiber Optic Products Inc. following the transaction; the resulting impact upon Corning’s business; the expected benefits of the transaction, including the impact of the acquisition on Corning’s future financial and operating results, benefits for Corning’s market access, geographic presence and market position, expected synergies from the transaction, contributions of Alliance Fiber Optic Products Inc. to Corning’s sales and profit, plans and expectations, and benefits for Corning’s customers; Corning’s plans regarding other potential transactions; the operation of Corning’s business and the performance of its employees during and after the integration process; Corning’s plans for the current employees and management of Alliance Fiber Optic Products Inc., as well as other aspects of Alliance Fiber Optic Products Inc.’s business (including locations); and other statements regarding anticipated future events and expectations that are not historical facts.  We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties.  Actual results may differ materially from current expectations because of risks associated with uncertainties as to: the timing of the tender offer and the subsequent merger; uncertainties as to how many of Alliance Fiber Optic Products Inc.’s stockholders will tender their shares of common stock in the tender offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; the effects of disruption from the transactions on Alliance Fiber Optic Products Inc.’s or Corning’s businesses and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with customers or employees; changes in business conditions generally or in the specific industries in which Corning and Alliance Fiber Optic Products Inc. operate and compete; as well as other risks factors, including those that we identify in our most recent annual report on Form 10-K.  Any of these factors could cause actual results to differ materially from the expectations we express or imply in this question and answer document.  These forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

Notice to Investors
This question and answer document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Alliance Fiber Optic Products Inc. common stock referred to in this question and answer document has not commenced. At the time the offer is commenced an indirect, wholly-owned subsidiary of Corning will file a tender offer statement on Schedule TO with the Securities and Exchange Commission and Alliance Fiber Optic Products Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Once filed, those materials will be made available to Alliance Fiber Optic Products Inc. security holders at no expense to them from the information agent named in the tender offer materials. In addition, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov.